EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026
e-mail: ir@dssiinc.com

             DSSI Subsidiary, Decision Systems Israel, Signs MOU to
                        Acquire Endan IT Solutions Ltd.

MAHWAH, NJ, and GIVAT SHMUEL, ISRAEL - October 31, 2001 -- Decision Systems Israel Ltd. (DSI), a subsidiary of Data Systems & Software Inc. (NasdaqNM:
DSSI), announced that it has signed a memorandum of understanding (MOU) with the shareholders of Endan IT Solutions Ltd. ("Endan"), a privately-held Israeli IT software and consulting firm. Under the MOU, DSI will acquire all of the outstanding stock of Endan for consideration consisting of $500,000 in cash, $2.25 million in DSSI Common Stock and shares representing 32% of the outstanding ordinary shares of DSI. In addition DSSI will lend DSI $1 million, enabling the repayment of a loan previously made to Endan by Kardan Communications, Ltd., Endan's largest shareholder.

Upon completion of the deal, DSSI will own 68% of DSI and the Endan shareholders will own the remaining 32%. Yacov Noy, a founder, major shareholder and CEO of Endan, will be the CEO of DSI. As contemplated by the MOU, the DSSI Common Stock to be issued to the Endan Shareholders will be subject to a six-month lock up, and will be registered by DSSI within four months after the closing. In the 90 days following the lock up period, the Endan Shareholders may then sell up to 50% of their DSSI stock, and may sell all of their DSSI stock thereafter. Kardan Communications, Ltd. has certain veto rights with respect to decisions by the DSI board of directors. The DSI shares held by DSSI and the Endan shareholders are subject to rights of first refusal and pre-emptive rights. Additionally, with respect to the DSI shares, there are co-sale rights in favor of the Endan Shareholders and drag-along rights in favor of DSSI.

The parties agreed to complete the transaction by the end of November, 2001, subject to satisfactory due diligence review by each side and the receipt of approvals by certain Israeli tax and regulatory authorities.

Endan was established in 1994 by Yacov Noy and Kardan Communications Ltd., a wholly owned subsidiary of Kardan Ltd., a holding company traded on the Tel-Aviv Stock Exchange. Endan provides consulting and software services and IT solutions using advanced technologies. Endan specializes in billing solutions and healthcare IT solutions. Among its leading offerings are two proprietary software packages: e-asy Bill, a comprehensive billing system targeted to the low to middle end markets, and Endan

Clinic, which is designed for managing the procedures, patient and medical databases and patient care of hospital oncology departments. Endan has over 100 employees, and had revenues of approximately $5 million during the first nine months of 2001. For more information visit Endan's website at www.endan.co.il.

Mr. Morgenstern commented on the acquisition, stating that: "Endan brings a variety of competencies and experience in the IT area which complement DSI's existing expertise in hardware development and production, computer embedded systems, communication and command and control technologies. Through the acquisition of Endan, DSI will be able to offer an even broader range of services to our customers and achieve economies of scale, which can help reduce costs, an all too important factor in these times of increased competition in a shrinking hi-tech market."

Mr. Noy stated: "I think the combination of DSI and Endan will bring significant value to DSSI and the Endan shareholders. The resulting company will have both the hardware and wide range of software expertise enabling DSI to differentiate itself from other IT firms in Israel. In addition, the affiliation with DSSI will facilitate marketing and sales of Endan's software products, already successfully sold in Israel and abroad, in the US markets."

DSI, a wholly owned Israeli subsidiary of Data Systems & Software Inc. (NasdaqNM: DSSI), is a solutions provider company, combining the characteristics of a systems and software house with significant hardware development capabilities. DSI has a track record of experience in a wide range of application areas, spanning from military and aerospace applications, security and public safety systems, telecom and datacom systems, and command and control. Employing a highly professional and internationally oriented workforce, in addition to their software, hardware and systems engineering qualifications, DSI is uniquely suited for localization and customization projects. DSI has several technology and business partners both in the US and Europe. For more information visit DSI's website at www.dsi.co.il.

In addition to the solutions business conducted through DSI, DSSI is a provider of computer consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. Through its Comverge Technologies subsidiary, DSSI provides data communication solutions to utilities. For additional information, please visit DSSI's website at www.dssiinc.com

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with (i) the completion of the transaction for the purchase of Endan and the successful integration of the DSI and Endan operations and (ii) conditions in the market for software products and IT services. Actual results may vary from those projected or implied by such forward-looking statements. A complete discussion of risks and uncertainties which may affect the accuracy of these statements and DSI's and DSSI's business generally is included in "General Factors" and "Risks Related to the Consulting and Development Service Segment" in the most recent Annual Report on Form 10-K of Data Systems & Software Inc. as filed with the Securities and Exchange Commission.